EXHIBIT 99.1
FOR RELEASE: November 5, 2008
Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS 20 PERCENT INCREASE IN NET INCOME
FOR THIRD QUARTER
Dividend to increase by 8 percent
BRYN MAWR, PA, November 5, 2008 — Aqua America, Inc. (NYSE: WTR) today reported net income for the quarter ended September 30, 2008 of $35.4 million compared to $29.5 million in the third quarter of 2007, an increase of 20 percent. Corresponding diluted earnings per share for the quarter were $0.26, compared to $0.22 in the same quarter of 2007 on 1 percent more shares outstanding. Revenue for the quarter was $177.1 million compared to $165.5 million in the same period of 2007, an increase of 7 percent.
The company’s Board of Directors has voted to increase the quarterly common stock cash dividend payable December 1, 2008 to shareholders of record on November 17, 2008 by 8 percent to $0.135 per share, an annualized rate of $0.54 per share. This is the tenth consecutive year in which Aqua America has increased its dividend above its stated 5 percent target and the eighteenth dividend increase in 17 years. Aqua has paid a consecutive dividend for more than 60 years.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “This quarter’s financial performance is a reflection of the great deal of time and effort that management has spent focused on investing in water quality infrastructure and key rate case awards over the past year. I am pleased that our hard work and dedication to alleviating prior regulatory lag is starting to show in our financial results. The majority of this quarter’s revenue growth was due to rate awards granted for previous capital investments and for increased operating expenses, therefore, directly impacting net income. Management expects to see the positive impact on revenue of our rate relief effort continue into 2009.”
Investment recovery through rate relief continues to be a major focus of management for 2008 under the company’s program to address the previous lack of timely returns on invested capital (regulatory lag), which has affected previous financial results. To date in 2008, the company has received rate awards that are designed to provide $60 million in additional annualized revenue, the majority of which was awarded in recent Pennsylvania and New Jersey rate cases that granted the company nearly $39 million in annualized rate awards beginning in the third quarter. Included in the 2008 rate relief are recent awards in several Illinois divisions, Indiana, and Sarasota, Florida totaling approximately $9 million in annualized revenue. The company currently has pending rate requests seeking approximately $20 million in annualized revenue, predominantly in Florida and North Carolina, that are expected to positively impact 2009.

The company expects to file rate requests seeking more then $70 million in 2009, including cases in Pennsylvania, New Jersey, New York, and Ohio. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state. Included in these projections are the company’s DSIC filings, which allow the company to collect revenue on certain capital investments without having to file full rate cases, helping to limit regulatory lag. Most cases that will be filed in 2009 will not impact revenues until 2010, given that a typical case takes 9 to 12 months to complete. “Looking at the filings that we are projecting in 2009, we anticipate revenue growth through 2010 as we continue investing in necessary capital projects to improve service and reliability for our customers,” said DeBenedictis.
During the quarter, operations and maintenance expenses were flat while depreciation and amortization increased 10.8 percent compared to the same period in 2007. Net income for the quarter was positively affected by a gain of $4.1 million for the sale of the company’s Woodhaven system, which was offset by $2.5 million of one-time non-cash charges related to the processing of initial rate requests. DeBenedictis added, “Expenses continue to be influenced by year-over-year increases in production costs primarily due to fuel and power price increases, bad debt expense and needed operating expense to support growth.”
Through the third quarter, the company has invested $188 million in infrastructure improvements as part of its capital investment program. DeBenedictis said, “The majority of the company’s capital investment program is now focused on discretionary capital, which includes upgrades to our distribution network including pipe replacement projects and plant upgrades to enhance reliability and service to our customers.”
Aqua Pennsylvania, the company’s largest subsidiary, recently received approval from the Pennsylvania Economic Development Financing Authority for an $80 million tax free debt issuance. On November 4, 2008, Standard and Poor’s assigned its ‘AA-’ secured debt rating and ‘1+’ recovery rating to this debt offering. The company expects to price the issuance by year end. “Aqua’s strong balance sheet and credit rating should help the company continue to finance its capital investment program,” DeBenedictis added. Due to its increasing internally generated cash, the company does not foresee any significant additional equity financing needs to support its capital program through the next two years.
Even in the current economic climate, Aqua America continues to expand its operations and has announced seven acquisitions thus far in 2008, which provide water or wastewater service to a total of approximately 22,000 people. These acquisitions, including the recently completed purchases of the New Daleville wastewater system and Honesdale Consolidated Water Company in Pennsylvania, and the Saddle Club water system in Texas, show the company’s continued commitment to its growth-through-acquisition model. Through the third quarter, the company is still growing but has seen its organic customer rate slow to 0.93 percent of customers down from 1.14 percent of customers in 2007. Until the housing market improves, the company expects to see organic growth continue at less than its historic pace. “I am pleased that we are still able to find ways to grow the company in these difficult times with our growth-through-acquisition program,” said Aqua America Chairman and CEO Nicholas DeBenedictis.

Aqua America’s conference call with financial analysts will take place on Wednesday, November 5, 2008 at 11:00 a.m. Eastern Time. The call will be web cast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 3:00 p.m. on November 5, 2008 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 7643976). For international callers, dial 719.457.0820 (pass code 7643976).
Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately three million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri, and South Carolina. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the company’s plans to file rate increases, the ability of the company to limit regulatory lag through capital planning and use of DSIC, the effects of current economic conditions, the effects of our capital investments on our service to our customers, the possibility of reducing our capital spending, the company’s planned debt financing, the impact of the company’s credit rating, the strength of the company’s balance sheet, the rate of organic growth, management’s focus on rate relief and the anticipated revenue from completed and planned rate cases, the timing and expected impact of rate increases, anticipated needs for new equity, the effects of internally generated cash, our financial condition and continuation of our business strategy. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

The following table shows selected operating data for the quarter and nine months ended September 30, 2008 and 2007 (in thousands, except per share data) for Aqua America, Inc. and subsidiaries.

	(Unaudited)		(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating revenues	$177,098	$165,491	$467,132	$453,416

Net income	$35,380	$29,518	$72,253	$70,103

Basic net income per common share	$0.26	$0.22	$0.54	$0.53

Diluted net income per common share	$0.26	$0.22	$0.54	$0.53

Average common shares outstanding:
Basic	134,932	133,003	134,013	132,675

Diluted	135,279	133,834	134,423	133,527

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Operating revenues	$177,098	$165,491	$467,132	$453,416

Cost & expenses:
Operations and maintenance	66,743	67,069	196,193	190,698
Depreciation	22,809	21,065	64,909	61,657
Amortization	1,815	1,161	4,000	3,603
Taxes other than income taxes	11,157	10,849	34,111	33,596

Total	102,524	100,144	299,213	289,554

Operating income	74,574	65,347	167,919	163,862

Other expense (income):
Interest expense, net	17,014	17,103	51,207	50,093
Allowance for funds used during construction	(976)	(655)	(3,032)	(2,118)
Gain on sale of other assets	(532)	(260)	(1,085)	(648)

Income before income taxes	59,068	49,159	120,829	116,535
Provision for income taxes	23,688	19,641	48,576	46,432

Net income	$35,380	$29,518	$72,253	$70,103

Net income	$35,380	$29,518	$72,253	$70,103
Other comprehensive income, net of tax:
Unrealized holding gain on investments	4	903	193	1,121
Reclassification adjustment for gains reported in net income	(209)	—	(209)	—

Comprehensive income	$35,175	$30,421	$72,237	$71,224

Net income per common share:
Basic	$0.26	$0.22	$0.54	$0.53
Diluted	$0.26	$0.22	$0.54	$0.53

Average common shares outstanding:
Basic	134,932	133,003	134,013	132,675

Diluted	135,279	133,834	134,423	133,527

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	September 30,	December 31,
	2008	2007

Net property, plant and equipment	$2,922,516	$2,792,794
Current assets	129,871	115,511
Regulatory assets and other assets	311,652	318,607

	$3,364,039	$3,226,912

Common stockholders’ equity	$1,028,019	$976,298
Long-term debt, excluding current portion	1,211,388	1,215,053
Current portion of long-term debt and loans payable	110,192	80,845
Other current liabilities	108,091	102,367
Deferred credits and other liabilities	906,349	852,349

	$3,364,039	$3,226,912